Exhibit (12) to Report

on Form 10-K for Fiscal

Year Ended June 30, 2011

By Parker-Hannifin Corporation

Computation of Ratio of Earnings to Fixed Charges

(In thousands, except ratios)

	Fiscal Year Ended June 30,
	2011	2010	2009	2008	2007
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$1,413,721	$754,817	$683,083	$1,334,571	$1,166,463
Adjustments:
Interest on indebtedness, exclusive of interest capitalized and interest on ESOP loan guarantee	97,009	101,173	109,911	96,572	80,053
Amortization of deferred loan costs	2,695	2,426	2,143	1,793	1,511
Portion of rents representative of interest factor	39,499	41,194	41,839	35,378	29,000
Loss (income) of equity investees	2,592	6,757	(1,529)	2,596	1,059
Amortization of previously capitalized interest	226	259	262	278	282

Income as adjusted	$1,555,742	$906,626	$835,709	$1,471,188	$1,278,368

FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized and interest on ESOP loan guarantee	$97,009	$101,173	$109,911	$96,572	$80,053
Capitalized interest					436
Amortization of deferred loan costs	2,695	2,426	2,143	1,793	1,511
Portion of rents representative of interest factor	39,499	41,194	41,839	35,378	29,000

Fixed charges	$139,203	$144,793	$153,893	$133,743	$111,000

RATIO OF EARNINGS TO FIXED CHARGES	11.18x	6.26x	5.43x	11.00x	11.52x